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                                 EXHIBIT 10.2

                                   TERM NOTE


                                                       $7,000,000.00 May 5, 2000


     FOR VALUE RECEIVED, the undersigned, GORGES/QUIK-TO-FIX FOODS, INC. a Delaware corporation (the "Borrower"), hereby promises to pay to the order of THE CIT GROUP/BUSINESS CREDIT, INC. (the "Lender"), SEVEN MILLION AND NO/100 U.S. DOLLARS (U.S. $7,000,000.00), or so much thereof as may have been advanced and is outstanding, on December 31, 2003.

     The Borrower promises to pay interest on the unpaid principal amount of the Term Loan at a per annum interest rate equal to LIBOR plus 2.50%, with such rate computed on a daily basis. Accrued interest shall be payable in arrears on the last day of each month.

     "LIBOR" shall mean the rate per annum determined on the basis of the offered rate for deposits in U.S. dollars of amounts equal or comparable to the principal amount of the Term Loan offered for one month, which rates appear on the Reuters Screen LIBO Page effective as of 11:00 A.M., London time, provided that (i) if more than one such offered rate appears on the Reuters Screen LIBO Page, LIBOR will be the offered rate which is used in a majority of such quotations, if there is a majority, otherwise the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of such offered rates;
(ii) if no such offered rates appear on such page, LIBOR will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by the Chase Manhattan Bank at approximately 10:00 A.M., New York City time for deposits in U.S. dollars offered by leading European banks for one month in an amount comparable to the principal amount of the Term Loan.

     This Term Note may be secured by certain collateral of the Borrower, and the documents evidencing such security interests shall be referred to as the "Other Agreements".

     Upon (a) the failure to make any payment of principal or interest hereunder when due, (b) any acceleration of the maturity of the indebtedness evidenced by that certain Financing Agreement dated as of March 5, 1999, as amended, restated or otherwise modified from time to time (the "Financing Agreement") by and among the Lenders thereto, CIT/Business Credit, Inc., as Agent, and the Borrower, or
(c) payment in full of the indebtedness and other obligations owing under the Financing Agreement, an Event of Default shall exist under this Note, and the indebtedness evidenced by this Note shall become due and payable in full without any notice to the Borrower.

     Time is of the essence under this Note.

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.
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     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed under seal as of the date first above written.

                               GORGES/QUIK-TO-FIX FOODS, INC.



                               By:_______________________________
                                 Title:

ATTEST:



By:__________________________
   Title:  Secretary

        (CORPORATE SEAL)